                               MERGER AGREEMENT

     This Merger Agreement (this "Agreement"), dated as of April 11, 1996, among Pace Holdings, Inc., a Delaware corporation (the "Company"), Pace Industries, Inc., an Arkansas corporation ("Pace"), Leggett & Platt, Incorporated, a Missouri corporation ("L&P"), and L&P Acquisition Company-7, a Delaware corporation ("L&P Sub").

                                   RECITALS

     The Company owns 100% of the outstanding capital stock of Pace. Pace and its subsidiaries and affiliates carry on an aluminum die casting and related tool and die businesses at several facilities in the United States and Mexico. L&P desires to acquire the Company and its subsidiaries, including Pace, through the merger (the "Merger") of L&P Sub into the Company.

     For federal income tax purposes, the parties intend that the Merger provided for in this Agreement will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and for financial and accounting purposes will be accounted for as a "pooling of interests."

     Accordingly, in consideration of the premises and other good and valuable consideration, the parties intending to be legally bound agree as follows:

                                 1. THE MERGER

     1.1 PARTIES, SURVIVOR, EFFECT. Pursuant to the terms and conditions of this Agreement, upon Closing, L&P Sub shall be merged with and into the Company. The Company shall be the surviving corporation. The Merger shall be consummated pursuant to the General Corporation Law of Delaware. The Plan of Merger is set forth as Exhibit 1.1.

     1.2 MERGER CONSIDERATION. The "Merger Consideration" is 5,500,000 shares of the common stock, $.01 par value, of L&P (the "L&P Common Stock"), adjusted as provided in Exhibit 1.2. The shares of L&P Common Stock issued as Merger Consideration are referred to as the "L&P Shares." The Merger Consideration shall be allocated among Company Shares (as defined below) and options to purchase Company Shares as set forth in Exhibit 1.2.

   2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PACE

     The Company and Pace, jointly and severally, represent and warrant to L&P:

     2.1 SUBSIDIARIES AND AFFILIATES; CAPITALIZATION. Schedule 2.1A lists all of the Company's Subsidiaries and Affiliates. "Subsidiary" means any entity for which the Company, directly or through other Subsidiaries, owns 50% or more of the voting power. "Affiliate" means any person or entity which controls, is controlled by or is under common control with the Company. The term Affiliate includes all Subsidiaries. Pace is a direct, wholly owned Subsidiary of the Company.

          All authorized capital stock, issued and outstanding capital stock and treasury shares of the Company and each of the Company's Subsidiaries are listed in Schedule 2.1B. The

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authorized capital stock of the Company is called the "Company Stock." All issued and outstanding shares of Company Stock are referred to collectively as the "Company Shares." All issued and outstanding equity interests of the Subsidiaries are referred to as the "Subsidiary Shares." The ownership of the Company Shares and the Subsidiary Shares is set forth on Schedule 2.1C. The holders of Company Shares are called the "Shareholders."

          All Company Shares and Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable. All issuances, transfers or purchases of Subsidiary Shares and, to the best of the Company's knowledge, Company Shares have been in compliance with all applicable agreements and laws. Except as disclosed on Schedule 2.1C and in the Current SEC Reports, there are no outstanding subscriptions, options, rights, warrants, rights of first refusal, convertible securities, or other agreements or commitments obligating the Company or any Subsidiary to issue or to transfer or to purchase any Company Shares or Subsidiary Shares, or, to the best of the Company's knowledge, for any Shareholder of the Company to transfer any Company Shares.

     2.2 TITLE TO SECURITIES. All Company Shares are owned of record by the persons identified in Schedule 2.1C. Except as disclosed on Schedule 2.1C, all Subsidiary Shares are owned of record and beneficially by the persons identified in Schedule 2.1C and are owned by the persons identified in Schedule 2.1C free and clear of any liens, encumbrances, security agreements, claims, restrictions, voting agreements, proxies, options, rights of first refusal, contractual rights or other interests (collectively "Claims"). The Company has not received written notice from any person that it has an adverse claim with respect to any Company Shares. Except as disclosed on Schedule 2.1C, no prior offer, issue, purchase, sale, merger, transfer or other transaction by the Company or any Subsidiary with respect to any Company Shares or Subsidiary Shares (including shares, options, warrants, or debt convertible into shares, options or warrants), or capital stock of any corporation which has merged into the Company, has given rise to any Claim or action which is enforceable against the Company, any Subsidiary, L&P or L&P Sub.

     2.3 ORGANIZATION. The Company and each Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation. The Company and each Subsidiary are duly qualified and in good standing in each jurisdiction where the conduct of their businesses require them to be so qualified, except where the failure to be so qualified would not in the aggregate have or result in a material adverse effect or change on the financial condition, results of operations, cash flows, assets, liabilities, business or prospects of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect").

     2.4 SEC REPORTS, FINANCIAL STATEMENTS, OBLIGATIONS AND LIABILITIES. Pace has filed all required forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects as of their respective filing dates, or, in the case of registration statements, their respective effective dates, with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. None of such forms, reports or documents, including, without limitation, any exhibits, financial statements or schedules included therein, at the time filed, or, in the case of registration statements, their respective effective dates, contained any untrue statement of a material fact or

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

omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Pace's annual report on Form 10-K for the year ended June 30, 1995 and all forms, reports and documents filed by Pace with the SEC since June 30, 1995 are hereinafter collectively referred to as the "Current SEC Reports".

          The "Pace Financial Statements" means the consolidated financial statements of Pace and its subsidiaries (including the related notes and schedules) included in the Current SEC Reports. The "Company Financial Statements" means the Year-End Statements and Interim Statements of the Company (including the related notes and schedules) listed in Schedule 2.4. Each of the consolidated balance sheets of the Company in the Company Financial Statements and each of the consolidated balance sheets of Pace in the Pace Financial Statements fairly present the consolidated financial position of the Company, Pace and its Subsidiaries, respectively, as of their respective dates and each of the consolidated statements of income, shareholders' equity and cash flows of the Company in the Company Financial Statements and of Pace in the Pace Financial Statements fairly present the results of operations, shareholders' equity and cash flows of the Company, Pace and its Subsidiaries, respectively for the periods set forth therein (subject, in the case of unaudited statements to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as provided in the Company Financial Statements and the Pace Financial Statements, all transactions reflected in the Company's Financial Statements and the Pace Financial Statements were on an arms-length basis.

          Neither the Company nor any Subsidiary has any material debt, liability, or obligation (whether accrued, absolute, contingent, by guarantee, indemnity, or otherwise, and whether due or to become due) nor has there been any occurrence which involves a material liability of the Company or any Subsidiary in each case of a type required to be disclosed in the Company Financial Statements or the Pace Financial Statements or the notes thereto, except those (i) disclosed in the Company Financial Statements or the Pace Financial Statements or Schedule 2.4 or the Current SEC Reports or (ii) incurred in the ordinary course of business since, in the case of the Company, the date (the "Company Interim Balance Sheet Date") of the balance sheet (the "Company Interim Balance Sheet") included in the Interim Statements, and, in the case of Pace and its subsidiaries, December 31, 1995, which liabilities do not relate to any breach of warranty. All outstanding debt of the Company and its Subsidiaries may be prepaid at any time without penalty or premium except as disclosed on
Schedule 2.4A.

          2.5 ABSENCE OF CERTAIN EVENTS. Except as disclosed in Schedule 2.5 or the Current SEC Reports, since June 30, 1995, (i) the Company and its Subsidiaries have in all material respects conducted their businesses only in the ordinary and usual course and in substantially the same manner as previously conducted, and (ii) there has not been any event, circumstance or condition that has had, or is reasonably likely to have, a Company Material Adverse Effect. Except as disclosed in Schedule 2.5 or the Current SEC Reports, since June 30, 1995, the Company and each Subsidiary has (a) maintained its assets in reasonable operating condition and repair, normal wear and tear excepted, and continued normal maintenance, (b) not declared or paid any dividends on any Company Shares, (c) not purchased or otherwise acquired, transferred, sold or issued any shares of Company Stock or granted any options or other rights to purchase the same, except for the issuance of 18,329 Class B Shares (as defined in the Company's Restated Certificate of Incorporation) on

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

October 11, 1995 and the purchase by the Company of 1726, 383 and 1728 Class B Shares on January 5, 1996, February 22, 1996 and March 15, 1996, respectively, for an aggregate purchase price of $1,975,000, (d) not changed its Restated Certificate of Incorporation, Bylaws, material loan agreements, or powers of attorney, except for the Amendment to the Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on October 11, 1995,
(e) not sold, mortgaged, alienated or disposed of any material asset except inventory in the ordinary course business, (f) not loaned or agreed to loan any funds, (g) except in the ordinary course of business and consistent with past practice, not increased salaries or wages, declared bonuses, increased benefits, or instituted any new benefit plan or program, (h) not introduced any material change with respect to the operation of its business, including method, principle or practice of accounting, (i) not entered into any transaction or other relationship with any Shareholder or any family member of any Shareholder or any Affiliate of the foregoing.

          2.6 TAXES. Within the times and in the manner prescribed by law, the Company and each of its Subsidiaries have filed all material Tax returns and have withheld and paid or discharged all material Taxes due and payable. The provision made for Taxes on the Company Interim Balance Sheet and Pace's balance sheet (the "Pace Interim Balance Sheet") included in its most recent quarterly report on Form 10-Q are sufficient for the payment of all unpaid Taxes of the Company and Pace and its subsidiaries, respectively, for the periods ended on or prior to the Company Interim Balance Sheet Date or the date of the Pace Interim Balance Sheet, as the case may be. All material Tax liabilities have been discharged except those not yet due and payable, and neither the Company nor any Subsidiary has any liability for material Taxes of any other person (whether by way of transferee liability or the application of Treas. Reg. Section 1.1502-6 or otherwise). There are no present disputes as to material Taxes or any material Tax liens on any assets of the Company or any Subsidiary. There are no outstanding agreements or waivers extending filing dates or the statutes or other periods of limitation applicable to any Tax or Tax return except as set forth in Schedule 2.6. All Tax returns of the Company and each Subsidiary provided to L&P or its representatives are accurate and complete in all material respects. No audit of any Tax or Tax return of the Company or any Subsidiary is pending or, to the best knowledge of the Company, proposed except as set forth in Schedule 2.6. Neither the Company nor any Subsidiary has been, or has any liability for unpaid Taxes because it once was, a member of an affiliated group during any consolidated return year. None of the Company's or any Subsidiaries' assets has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code, except as set forth in Schedule 2.6.

          Except as set forth on Schedule 2.6, no new election with respect to Taxes, or changes in current elections with respect to Taxes of the Company or any Subsidiary shall be made after the date of this Agreement without the prior written consent of L&P. Except as set forth on Schedule 2.6, neither the Company nor any Subsidiary has made an election under Section 338 of the IRC or has taken any action that would result in any Tax liability to the Company or any Subsidiary as a result of a deemed election within the meaning of Section 338 of the IRC. Except as set forth on Schedule 2.6, neither the Company nor any Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the IRC, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Except as set forth on Schedule 2.6, neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC and L&P is not required to withhold Tax by reason of Section 1445 of the IRC. Except as set forth on Schedule 2.6, neither the Company nor any Subsidiary is a "consenting corporation" under Section 341(f) of the IRC. Except as set forth on Schedule 2.6, neither the Company nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder (whether such payment is required because of the Merger, any of the transaction contemplated by this Agreement, any changes in control of the Company or any Subsidiary or otherwise) would result in a nondeductible expense to the Company or any Subsidiary pursuant to Section 280G of the IRC or an excise tax to the recipient of such payment pursuant to Section 4999 of the IRC. Except as set forth on Schedule 2.6, neither the Company nor any Subsidiary has made or will make (i) a protective carryover election or an affirmative action carryover under Treasury Regulations Section 1.338-4T(f)(6),
(ii) an offset prohibition election under Treasury Regulations Section 1.338-4T(f)(6), (iii) a deemed dividend election under Treasury Regulations
Section 1.1502-32(f)(2) or a consent dividend under Section 565 of the IRC. Except as set forth on Schedule 2.6, neither the Company nor any Subsidiary has participated in an international boycott as defined in IRC Section 999. Neither the Company nor any Subsidiary has agreed to, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Listed on Schedule 2.6 are all deferred intercompany transactions, as defined in Treas. Reg. Section 1.1502-13 or 1.1502-13T, between members of the affiliated group. None of such transactions will be triggered as a result of the Merger.

          Within the period covered by any applicable statute of limitations, neither the Company nor any Subsidiary has joined in the filing of a consolidated return other than the consolidated return of the current affiliated group of which the Company or a Subsidiary is the common parent. Neither the Company nor any Subsidiary is a party to or bound by any affiliated group consolidated return tax allocation agreement, tax sharing agreement or tax indemnification agreement except as disclosed in Schedule 2.6. Neither the Company nor any Subsidiary is a partner in any joint venture, partnership, or other arrangement or contract that is treated as a partnership for federal income tax purposes except as disclosed in Schedule 2.6.

          "Tax" or "Taxes" means all taxes, including any interest, penalties or other additions to tax, which the Company or any Subsidiary is required to pay, withhold or collect (including without limitation all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security or welfare taxes, sales and use taxes, ad valorem taxes, value-added taxes, excise taxes, surcharges, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, assessments, environmental taxes, transfer taxes, worker's compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other similar obligations).

          2.7 CONTRACTS. Schedule 2.7 accurately lists all contracts, agreements or other legally binding commitments (including all amendments or modifications thereto) but excluding any purchase orders entered into with customers or suppliers in the ordinary course of business ("Contracts") which
(i) would be required to be filed as an exhibit under the Exchange Act if the Company were subject to the requirements of the Exchange Act, (ii) contemplate payment by or to the Company or its Subsidiaries in excess of $1 million over the term of such Contract, or (iii) contemplate payment by or to the Company or its Subsidiaries in excess of $300,000 over the term of such Contract and cannot be terminated without penalty by the Company and its Subsidiaries in less than one year from the date hereof. All Contracts are in full force with no material default or

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

breach by any party to such Contracts. No event, failure, condition or act has occurred which, with the passage of time or the giving of notice, would result in a material default or breach by any party under any Contract or permit termination, modification or acceleration of rights or obligations under such Contracts, except as disclosed in Schedule 2.7. No defenses, offsets or counterclaims have been asserted by any party under any Contract except as disclosed in Schedule 2.7. Neither the Company nor any Subsidiary has waived any material rights under any Contract except as disclosed in Schedule 2.7. No Contract shall be adversely affected in any material manner by the transactions contemplated by this Agreement except as disclosed in Schedule 2.7.

          Neither the Company nor any Subsidiary has received notice of any pending or threatened termination or premium increase with respect to any insurance policy listed or required to be listed on Schedule 2.7, and the Company and each Subsidiary are in compliance in all material respects with all conditions contained in each policy. Except as disclosed in Schedule 2.7, there are no pending claims against such insurance by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability. All claims under such insurance have been properly filed by the Company and the Subsidiaries.

          2.8   Intentionally Deleted

          2.9 RECEIVABLES. The Company's and Pace's and its subsidiaries' accounts receivable as shown on the Company Interim Balance Sheet and Pace Interim Balance Sheet, respectively, or arising since the date thereof are collectible in the ordinary course of business, less the recorded allowance for bad debts shown on such balance sheets.

          2.10 INVENTORY. All inventory of the Company and each Subsidiary is of a quality and quantity useable and saleable in the ordinary course of business, except to the extent of any inventory reserve included in the Pace Interim Balance Sheet.

          2.11 INTELLECTUAL PROPERTY. The Company and its Subsidiaries have full right, title and interest to all patents, patent applications, trademarks, tradenames, service marks, copyrights, trade secrets, inventions, know-how and other similar intangible rights ("Intellectual Property") which are material to the operation of the business of the Company or any Subsidiary. The Company and its Subsidiaries conduct their businesses without conflict or infringement with any intellectual property claimed or held by others.

          2.12 REAL PROPERTY. Schedule 2.12 accurately lists all real property currently owned, leased, rented or otherwise occupied by the Company and the Subsidiaries. The use of, and all improvements located on, all real property owned or leased by the Company or any Subsidiary comply with all applicable material zoning and similar requirements except as set forth on Schedule 2.12. No improvement on such real property encroaches on any boundary or easement, violates any set-back requirement, or is located on a flood plain except for such items which do not materially and adversely affect title to or the current use of such property except as set forth on Schedule 2.12. There are no leases, subleases or other agreements granting to any party, other than the Company or a Subsidiary, the right of use or occupancy of any portion of such real property, and there are no outstanding options or rights of first refusal to purchase any of such real property except as set forth in Schedule 2.12.

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          2.13  TITLE TO AND CONDITION OF ASSETS.  The Company and its
Subsidiaries own free and clear of all security interests, claims, encumbrances, easements, rights-of-way, restrictions and other interests ("Encumbrances"), or lease, all assets reflected in the Company Financial Statements or the Pace Financial Statements or otherwise used to conduct their businesses, except for those Encumbrances disclosed in the Company Financial Statements, the Pace Financial Statements, the Current SEC Reports or Schedule 2.13, as well as the lien of current taxes not yet due and payable and such matters that are not substantial in amount and do not materially detract from or interfere with the use of any assets or materially impair business operations. The Company and its Subsidiaries are in possession of all material assets necessary to conduct their businesses.

          2.14 CUSTOMERS AND SUPPLIERS. Schedule 2.14 accurately lists the 10 largest (measured by dollar volume) customers of and 10 largest suppliers to the Company and its Subsidiaries to whom sales or from whom purchases have been made at any time during fiscal 1995 and 1996, together with summaries of the gross sales made to each customer and gross purchases from each supplier during such periods. Except as disclosed on Schedule 2.14, none of such customers or suppliers has advised the Company or any Subsidiary of its intent to cease or materially reduce their business with the Company or any Subsidiary after the Closing Date.

          2.15 EMPLOYEES. Schedule 2.15 lists all employment agreements to which the Company or any Subsidiary is a party or is bound. Except as disclosed on Schedule 2.15, neither the Company nor any Subsidiary is aware of any executive or divisional officer or key employee of the Company or any Subsidiary who has indicated an intention to terminate, or who is reasonably likely to terminate, employment if the transactions contemplated by this Agreement are completed. Except as set forth in Schedule 2.15, (i) there have been no actual or, to the best of the Company's knowledge, threatened labor disputes or work stoppages within the last three years and (ii) none of the employees of the Company or any Subsidiary is represented by a union and no union organizing activities are taking place.

          2.16 EMPLOYEE BENEFIT PLANS. Schedule 2.16 lists all defined benefit plans, defined contribution plans, welfare plans, compensation plans and other employee benefit plans and programs maintained by the Company, any Subsidiary or any predecessor of the Company or any Subsidiary ("Benefit Plans"). As respects all Benefit Plans, except as set forth in Schedule 2.16: (a) the Company and each Subsidiary has operated each Benefit Plan in compliance in all material respects with all applicable laws and in compliance in all material respects with such Benefit Plan; (b) there are no funding deficiencies (determined on a plan termination basis); (c) no Reportable Event, as defined by the Employee Retirement Income Security Act ("ERISA"), has occurred during the last two years; (d) no Benefit Plan is a Multiemployer Plan (as defined in Section 4001 of ERISA); (e) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families; (f) no Benefit Plan is self funded except to the extent indicated in Schedule 2.16; (g) neither the Company nor any Subsidiary has effected a termination or partial termination of any Benefit Plan or participation in any Benefit Plan within the last five years; (h) no disabled current or former employee claims or receives or is entitled to receive disability, pension, health, welfare or life insurance benefits from the Company or any Subsidiary; and (i) all Benefit Plans may be terminated or modified by the Company and each Subsidiary in its discretion without penalty or premium.

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          2.17  COMPLIANCE WITH LAWS.  Except as set forth in Schedule 2.17, the
Company and each Subsidiary are in compliance in all material respects with all applicable laws, rules, regulations and ordinances affecting the Company's and each Subsidiary's properties or the operation of their businesses. Except as set forth in Schedule 2.17, neither the Company nor any Subsidiary has violated, or is in default with respect to, any judgment, order, injunction, settlement agreement or decree of, or any material permit, license or other authority from, any court, agency or instrumentality.

          2.18 AUTHORIZATION; BINDING EFFECT; NO CONFLICT. The execution and delivery of this Agreement and all other agreements, certificates and other documents contemplated hereby have been duly authorized by the Company and Pace. This Agreement constitutes, and all other agreements, certificates and other documents to be executed and delivered by the Company and Pace will constitute, the legal, valid and binding obligation of the Company and Pace, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. Except for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the voting and filing requirements of the General Corporation Law of Delaware, and except as set forth in Schedule 2.18, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:
(a) require any consent, authorization, approval or other action of any person, entity or government authority; (b) violate or constitute a default under the Restated Certificate of Incorporation or Bylaws of the Company or any Subsidiary or any material note, indenture, mortgage, deed of trust or other contract, agreement or commitment, license or permit of the Company or any Subsidiary; or
(c) result in the creation or imposition of any Encumbrance upon the property of the Company or any Subsidiary or cause the acceleration of any material indebtedness of the Company or any Subsidiary.

          2.19 LITIGATION. There are no suits, arbitrations, or legal, administrative or other proceedings or audits, inquiries or investigations pending, threatened in writing against or affecting the Company or any Subsidiary, or any of their officers or directors relating to the Company or any Subsidiary, except as listed on Schedule 2.19 or the Current SEC Reports. Neither the Company nor any Subsidiary is subject to any judgment, order or decree except as set forth in Schedule 2.19 or the Current SEC Reports.

          2.20 BOOKS AND RECORDS. The minute books of the Company and each Subsidiary contain accurate records in all material respects of all meetings of, and corporate action taken by, the shareholders and Board of Directors of the Company and each Subsidiary. The stock record books of the Company and each Subsidiary are accurate and complete in all material respects.

          2.21 ENVIRONMENTAL MATTERS. All representations and warranties contained in this section are qualified by the disclosures in Schedule 2.21. No "hazardous substance" within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, no petroleum product or any fraction thereof and no other substance regulated under any federal, state or local environmental law, statute, regulation, ordinance, permit or other legal requirement ("Environmental Law") is present on, in, under or about any real property owned, leased or used by the Company or any Subsidiary, except for such quantities as used in the ordinary course of business which are stored in appropriate containers pursuant to generally accepted manufacturing practices and in compliance in all material respects with applicable law. The Company and each Subsidiary have at all times complied and are in compliance in all material respects with all Environmental Laws. No current or proposed Environmental Law imposes or proposes to impose standards or requirements which will require the Company or any Subsidiary to make capital expenditures in excess of $500,000 in the aggregate to comply with such standards or requirements. Neither the Company nor any Subsidiary has to the best of the Company's knowledge any liability that equals or exceeds $50,000 for the cleanup, remediation, removal or abatement of
(i) any facility or property to which any waste or by-product of the Company or any Subsidiary has been sent, directly or indirectly, for treatment, storage, disposal or recycling or (ii) any property currently or previously (a) owned,
(b) leased or (c) used in connection with a die casting manufacturing facility by the Company, any Subsidiary or any predecessor. No underground or below grade storage tank is located at any property currently owned or leased by the Company or any Subsidiary. Neither the Company nor any Subsidiary has paid any civil or criminal fines, penalties or the like relating to alleged failure to comply with Environmental Laws.

          2.22 PRODUCT LIABILITY. Since December 31, 1990, there has been no claim, notice of claim, demand or investigation received by the Company or any Subsidiary (except for Pace Industries Puget Division, Inc. since July 14, 1995) alleging personal injury caused by a product of the Company or any Subsidiary except as set forth in Schedule 2.22.

          2.23 POOLING OF INTERESTS. The Company is autonomous; it has not been a subsidiary or division of another corporation during the period beginning 2-1/2 years prior to the date of this Agreement and ending on the Closing Date (the "Pooling Period"). During the Pooling Period, except as disclosed on
Schedule 2.23, the Company has not (i) owned any L&P Common Stock or other securities issued by L&P, (ii) changed the equity interest of the Company Stock or other equity interests, or (iii) reacquired any Company Stock or other equity interests.

          2.24 MANAGEMENT PROJECTIONS. Management of Pace have made certain projections concerning sales growth, profitability and other matters. These projections have been delivered to L&P in documents entitled "Pace Industries Consolidated Budgeted Statement of Income (Probable Low Side) Year Ending June 30, 1996; Pace Industries Consolidated Budgeted Statement of Income - 1997 (Preliminary Projections) dated March 4, 1996 (the "Projections")." The Projections were prepared in the ordinary course of the Company's and its Subsidiaries' business in a manner consistent with the Company Financial Statements and Pace Financial Statements and not with a view to the sale of the Company and its Subsidiaries. The Projections, as of the date hereof, represent the Company's and its Subsidiaries' best estimate of the Company's and its Subsidiaries' future performance for the periods covered by the Projections.

          2.25 AFFILIATE RELATIONSHIPS. Except as listed on Schedule 2.25 neither the Company nor any Subsidiary, nor any director, executive or divisional officer of the Company or any Subsidiary (or any immediate family member) has any direct or indirect interest in any competitor, supplier, customer, lessee or lessor, with whom the Company or any Subsidiary does business, except for purchases from or sales to the Company or any Subsidiary of less than $10,000 for any such transactions. Except as set forth in the Current SEC Reports, Schedule 2.25A lists all agreements between the Company or any Subsidiary on the one hand and any shareholder, director, executive officer or divisional officer (or any immediate family member) on the other hand that exceed $10,000 for each such agreement.

              3.  L&P'S REPRESENTATIONS, WARRANTIES AND COVENANTS

          L&P and L&P Sub jointly and severally represent and warrant to the Company and Pace:

          3.1 ORGANIZATION AND STANDING. L&P and L&P Sub are corporations duly organized, validly existing and in good standing under the laws of the states of their respective organization. L&P and L&P Sub are duly qualified and in good standing in each jurisdiction where the conduct of their businesses require them to be so qualified, except where the failure to be so qualified would not in the aggregate have or result in a material adverse effect or change on the financial condition, results of operation, cash flow, assets, liabilities, business or prospects of L&P and its subsidiaries taken as a whole (a "L&P Material Adverse Effect"). L&P and L&P Sub have all necessary corporate powers to (i) enter into this Agreement and all other agreements, certificates and other documents to be executed and delivered by L&P under this Agreement, and (ii) perform their obligations under such agreements, certificates and other documents. L&P Sub is a wholly-owned subsidiary of L&P and L&P owns all issued and outstanding capital stock of L&P Sub free and clear of any Claims.

          3.2 THE L&P SHARES. The L&P Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable. The L&P Shares will be issued pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. Certificates representing L&P Shares issued to Affiliates of the Company will contain a restrictive legend in the form of
Exhibit 3.2A. Certificates representing the L&P Shares issued to all other Shareholders will contain a restrictive legend in the form of Exhibit 3.2B.

          3.3 SEC REPORTS, FINANCIAL STATEMENTS OBLIGATIONS AND LIABILITIES. Since December 31, 1992, L&P has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects as of the respective filing dates, or, in the case of registration statements, their respective effective dates, with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of such forms, reports or documents, including without limitation, any exhibits, financial statements or schedules included therein, at the time filed, or, in the case of registration statements, their respective effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. L&P's annual report on Form 10-K for the year ended December 31, 1995 and all forms, reports and documents filed by L&P with the SEC under the Exchange Act since December 31, 1995 are hereinafter collectively referred to as the "L&P 34 Act Reports."

          The "L&P Financial Statements" means the consolidated financial statements of L&P and its subsidiaries included in the L&P 34 Act Reports. Each of the consolidated balance sheets of L&P in the L&P Financial Statements (including the related notes and schedules) fairly present the consolidated financial position of L&P and its consolidated subsidiaries as of their respective dates and each of the consolidated statements of income, stockholders' equity and cash flows of L&P and its consolidated subsidiaries in the L&P Financial Statements (including the related notes and schedules) fairly present the results of operations, shareholders' equity and cash flows of L&P and its consolidated subsidiaries (subject, in the case of unaudited statements to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

          Neither L&P nor any of its consolidated subsidiaries has any material debt, liability, or obligation (whether accrued, absolute, contingent, by guarantee, indemnity, or otherwise, and whether due or to become due) nor has there been any occurrence which involves s material liability of L&P or any consolidated subsidiary in each case of a type required to be disclosed in the L&P Financial Statements or the notes thereto, except those (i) disclosed in the L&P Financial Statements or the L&P 34 Act Reports, or (ii) incurred in the ordinary course of business since December 31, 1995.

      3.4 ABSENCE OF CERTAIN EVENTS. Except as disclosed in Schedule 3.4 and in the L&P 34 Act Reports, since December 31, 1995, (i) L&P and its subsidiaries have in all material respects conducted their businesses only in the ordinary course and in substantially the same manner as previously conducted, (ii) there has not been any event, circumstance or condition that has had or is reasonably likely to have an L&P Material Adverse Effect; and (iii) L&P and its subsidiaries have not introduced any material change with respect to the operation of their respective businesses, including method, principle or practice of accounting.

      3.5 AUTHORIZATION; BINDING EFFECT; NO CONFLICT. The execution and delivery of this Agreement have been, and at Closing all other agreements, certificates and other documents contemplated hereby will have been, duly authorized and executed by L&P and L&P Sub. This Agreement constitutes, and at Closing all other agreements, certificates and other documents to be executed and delivered will constitute, the legal, valid and binding obligation of L&P and L&P Sub, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. Except for compliance with the HSR Act, the Securities and Exchange Commission declaring the secondary registration statement relating to the sale of the L&P Shares effective, and the listing of the L&P Shares on the New York and Pacific Stock Exchanges, the consummation by L&P and L&P Sub of the transactions contemplated hereby will not (i) require any consent, authorization or approval of any person, entity or government authority, or (ii) violate or constitute a default under the Restated Articles of Incorporation or Bylaws of L&P, the Certificate of Incorporation or Bylaws of L&P Sub, or any material note, indenture, mortgage, deed of trust or other material contract, agreement or commitment of L&P or L&P Sub which would result in L&P being unable to perform its obligations hereunder.

                          4. COVENANTS OF THE PARTIES

          The Company and Pace, jointly and severally, covenant to L&P and L&P and L&P Sub jointly and severally covenant to the Company and Pace as follows:

        4.1 FULL ACCESS. The Company and Pace agree that from the date hereof until the Closing, L&P and its representatives shall be afforded full access at reasonable times to such personnel, facilities, properties, accounts, books, records, information, contracts and documents of or relating to the Company and all Subsidiaries and the Company and Pace shall furnish to L&P and its representatives such information concerning the business, finances and properties of the Company and its Subsidiaries as appropriate for L&P to confirm (i) the Company's and Pace's compliance with their covenants under this Agreement, and (ii) the satisfaction of all conditions precedent to the obligations of L&P.

          4.2 CONDUCT OF THE COMPANY'S BUSINESS. Except with the prior written consent of L&P (which consent will not be unreasonably withheld), and except for actions required or contemplated hereby, the Company and each Subsidiary shall from the date hereof until the Closing: (a) conduct their businesses only in the ordinary and usual course and in substantially the same manner as heretofore conducted, (b) maintain their material assets in normal operating condition and repair (ordinary wear and tear excepted) and continue normal maintenance, (c) not make any contract or commitment for capital expenditures in excess of $500,000, (d) not declare or pay any dividends on any Company Shares, (e) not purchase or otherwise acquire, transfer, sell or issue any shares of Company Stock or grant any options or other rights to purchase the same, except for options granted under the Company's Amended and Restated Employee Stock Option Plan to purchase up to 30,000 Class A Shares (as defined in the Company's Restated Certificate of Incorporation) and except for the purchase of Class B Shares pursuant to Section 3(b) of Part II of Article Fourth of the Company's Restated Certificate of Incorporation, (f) not change its Restated Certificate of Incorporation, bylaws, material loan agreements or powers of attorney, (g) not sell, mortgage, alienate or dispose of any material asset except inventory in the ordinary course of business, (h) not lend or agree to lend any funds, or borrow or incur any indebtedness except in the ordinary course of business in accordance with past practice, (i) not increase salaries or wages or declare bonuses of or to any executive or divisional officer, increase benefits, or institute any new benefit plan or program, (j) comply in all material respects with all laws applicable to the Company or any Subsidiary,
(k) not amend or in any way modify any Contract identified or required to be identified on Schedule 2.7 in a manner adverse to the Company or any Subsidiary,
(l) not enter into any transaction, contract or commitment in the ordinary course of business which obligates it to pay a sum greater than $300,000 in any one instance or $800,000 in the aggregate to any one person, or obligates it for a period ending after the date of this Agreement (except for purchases from suppliers in the ordinary course of business which are consistent with past practice), (m) not introduce any material change with respect to the operation of its businesses, including any method, principle or practice of accounting,
(n) not enter into any transaction or other relationship with any Shareholder or any family member of any Shareholder, or any Affiliate of the foregoing except for any transaction required by Section 4.7, and (o) not take any action or fail to take any action which might adversely affect L&P's ability to account for the Merger as a pooling of interests.

          4.3 PRESERVATION OF BUSINESS AND RELATIONSHIPS. From the date hereof until the Closing, the Company and each Subsidiary shall use their reasonable best efforts to preserve the Company's and each Subsidiary's business organizations intact, to keep available to L&P the present officers and employees of the Company and each Subsidiary and to preserve the Company's and each Subsidiary's present relationship with suppliers, customers and others having business relationships with them.

          4.4   EXCLUSIVITY.  From the date hereof until the earlier of either
(i) the Closing Date or (ii) termination of this Agreement for any reason, neither the Company nor any Subsidiary will directly or indirectly solicit, initiate or encourage any inquiries or the submission of a proposal, or participate in any discussions or negotiations, or provide any information regarding a Prohibited Transaction (other than an initial public offering of securities) with or to any person other than L&P and its representatives. A "Prohibited Transaction" means any disposition of stock or assets (other than in the ordinary course of business) of the Company or any Subsidiary or any change in control of the Company or any Subsidiary. The Company will immediately notify L&P if any person makes an offer or inquiry relating to a possible Prohibited Transaction. Notwithstanding the foregoing, Pace and the Company without notification to L&P may on a confidential basis engage in discussions with and provide information to one or more investment bankers regarding the possibility of a public offering of securities of the Company or Pace if the Merger does not close.

          4.5 ACTIONS TO EFFECT THE MERGER. At or prior to Closing, L&P, L&P Sub, the Company and its Subsidiaries will use their reasonable best efforts to take all actions necessary to approve and effect the Merger and the other transactions contemplated hereby, including without limitation executing and filing such documents and certificates as may be necessary or appropriate and adopting and entering into the employment arrangements referenced in Section 5A.5 hereof. The parties hereto agree to use their reasonable best efforts to fulfill all conditions precedent to the parties' obligations to close the Merger. The Company shall promptly deliver all notices to holders of Class B Shares contemplated by the Company's Restated Certificate of Incorporation including without limitation Section 3(b) of Part II of Article Fourth thereof. Each party hereto agrees to promptly notify the other party of any event or condition which would or may cause any condition precedent in Articles 5A, 5B or 6 hereof not to be fulfilled.

          4.6 CONSENTS. If obtaining any consents, permit transfers or other actions by the Company or its Subsidiaries is necessary or desirable in L&P's opinion prior to Closing to facilitate the consummation of this Agreement and the transactions contemplated thereby, the Company and its Subsidiaries shall use their reasonable best efforts to obtain any such consents, permit transfers or other actions.

          4.7 AFFILIATE TRANSACTIONS. Upon L&P's reasonable request, the Company and its Subsidiaries will terminate or otherwise resolve, in a manner mutually satisfactory to L&P, the Company and Pace, all agreements and relationships between the Company or any Subsidiary, on one hand, and any director, officer or Shareholder or any family member of any director, officer or Shareholder, or any Affiliate of the foregoing, on the other hand.

          4.8 S-3 REGISTRATION STATEMENT. Prior to the Closing, L&P will file with the Securities and Exchange Commission a secondary offering shelf registration statement under the Securities Act of 1933 on Form S-3 registering the sale of those L&P Shares the Shareholders of the Company (and their permitted assignees pursuant to the Registration Rights and Maintenance Agreement in the form contemplated by the Shareholder Letter Agreement referred to in Section 8.10) have timely requested to be registered in a registration statement to be effective on or before the Closing Date. L&P will use its reasonable best efforts to cause the registration statement to be declared effective on or before the Closing Date. Not less than five (5) business days prior to filing of said registration statement with the SEC, L&P shall provide a draft copy of such document to the Company for its review and comment, which comments, if any, will be reasonably considered by L&P prior to the filing of the registration statement.

          4.9 INDEMNIFICATION OF DIRECTORS AND OFFICERS. L&P shall provide for indemnification of current and former officers and directors of the Company and its Subsidiaries as follows:

               (a) For a continuous period of three years after the Closing Date, L&P shall indemnify and hold harmless every officer and director of the Company and the Subsidiaries who currently has rights to indemnification from the Company or the Subsidiaries with respect to matters occurring on or before the Closing Date (including this Agreement and the transactions contemplated hereby), to the same extent and on the same terms and conditions as they are now entitled to indemnification pursuant to the Company's Restated Certificate of Incorporation and the General Corporation Laws of Delaware; and

               (b) L&P shall take all requisite action to assure that the Restated Certificate of Incorporation and Bylaws of the Company will contain for a continuous period of at least three years following the Closing Date provisions relating to the indemnification of those persons who were officers and directors of the Company at any time before the Closing Date that are at least as favorable to those persons as the indemnification provisions that are currently contained in the Company's Bylaws and Restated Certificate of Incorporation.

          4.10 SECURITIES LAWS. The parties anticipate that the L&P Shares will be issued to the Shareholders in reliance on the exemption from registration under Section 4(2) of the Securities Act and Regulation D thereunder. In the event L&P determines that such exemption is not available, L&P agrees promptly to file a registration statement with the SEC using the applicable form and to use its reasonable best efforts to cause such registration statement to be declared effective by the SEC at the earliest practical date.

          4.11 AVAILABILITY AND LISTING OF L&P SHARES. L&P will maintain a sufficient number of authorized, but unissued shares of L&P common stock necessary to consummate this Agreement and the transactions contemplated hereby and will use its best efforts to have the L&P Shares listed on the New York Stock Exchange and the Pacific Stock Exchange subject to official notice of issuance at or prior to the Closing.

          5A.  CONDITIONS PRECEDENT TO PERFORMANCE OF L&P AND L&P SUB

          The obligations of L&P and L&P Sub are subject to the satisfaction (except to the extent waived in writing by L&P) before the Closing of all of the following conditions:

          5A.1   INTENTIONALLY OMITTED

          5A.2   OPINION OF COUNSEL.  L&P shall have received from counsel for the Company an opinion dated as of the Closing Date, substantially in the form of Exhibit 5A.2.

          5A.3   THIRD PARTY ACTION.  A law or final order must not have been issued, adopted, enacted, entered, or enforced by, and a suit, action or proceeding by a governmental authority or any third party must not be pending or threatened in writing by or before, any governmental authority or any state or federal court in the United States that (directly or indirectly) does or seeks to do any of the following: (i) declare the Merger to be illegal; (ii) enjoin, restrain, or otherwise prohibit the acquisition of the Company by L&P pursuant to the Merger; (iii) prohibit the ownership or operation by L&P of the assets, business or properties of the Company and the Subsidiaries; or (iv) compel

L&P (or any of its Affiliates or subsidiaries) to segregate or dispose of the Company and Subsidiaries or any of the businesses of L&P or its Subsidiaries.

          5A.4   INTENTIONALLY OMITTED

          5A.5   EMPLOYMENT ARRANGEMENTS.  The employment contracts, bonus, compensation and benefit arrangements or plans of the Company and Subsidiaries shall have been terminated or modified in the manner agreed in writing by L&P and the Company on or before the date of this Agreement. The Revised and Restated Employee Incentive Compensation Plan in the form agreed upon in writing by L&P and the Company on or before the date of this Agreement shall have been adopted by Pace. The persons listed in Schedule 5A.5B shall have entered into employment agreements in substantially the form agreed upon in writing by L&P and the Company on or before the date of this Agreement.

          5A.6   INTENTIONALLY OMITTED

          5A.7   INTENTIONALLY OMITTED

          5A.8   POOLING MATTERS.  L&P shall have obtained such assurances
satisfactory to L&P from Price Waterhouse as it deems necessary that the Merger shall be accounted for as a pooling of interests. The Dissenters' Interests shall be less than 5% of the Merger Consideration. The term "Dissenters' Interest" shall mean the aggregate fair market value of L&P Shares allocable to all Shareholders who have validly exercised appraisal rights under the General Corporation Law of the State of Delaware, which such Shareholders would have had the right to receive under the Merger if they had not elected appraisal rights.

          5A.9   INTENTIONALLY OMITTED

          5A.10 COMPANY STOCK OPTIONS. All options granted under the Company's Amended and Restated Employee Stock Option Plan shall have been exercised in full prior to Closing.

          5A.11  INTENTIONALLY OMITTED

          5A.12 Other Agreements. Those persons listed on Schedule 5A.12 hereto shall have executed and delivered to L&P and the Company agreements concerning non-competition and confidentiality in substantially the form attached to the letter agreements contemplated by Section 8.10.

          L&P and L&P Sub may waive any condition specified in this Section 5A if they execute a writing so stating at or prior to the Closing.

          5B.  CONDITIONS PRECEDENT TO PERFORMANCE BY COMPANY AND PACE

          The obligations of the Company and Pace are subject to the satisfaction (except to the extent waived by the Company) before Closing of all the following conditions:

          5B.1   INTENTIONALLY OMITTED

          5B.2   TAX STATUS.  The Company and Pace shall have received an
opinion from counsel to the Company and Pace that the Merger shall qualify as a reorganization for purposes of Section 368 of the Code.

          5B.3   SECONDARY REGISTRATION STATEMENT.  The secondary registration statement of L&P relating to certain of the L&P Shares shall have been declared effective and no stop order suspending the effectiveness thereof shall have been issued and no proceeding for that purpose shall have been instituted. L&P shall have tendered to each Shareholder an executed Registration Rights and Maintenance Agreement in the form contemplated by the Shareholder Letter Agreement referred to in Section 8.10.

          5B.4   OPINION OF COUNSEL.  The Company and Pace shall have received from counsel for L&P an opinion dated as of the Closing date, substantially in the form of Exhibit 5B.4.

          5B.5   THIRD PARTY ACTION.  A law or final nonappealable order must not have been issued, adopted, enacted, entered, or enforced by a governmental authority or third party and a suit, action, or proceeding by a governmental authority or third party must not be pending or threatened in writing before, any governmental authority or any state or federal court in the United States that (directly or indirectly) does or seeks to do any of the following: (i) declare the Merger to be illegal; (ii) permanently enjoin, restrain, or otherwise prohibit the acquisition of the Company by L&P pursuant to the Merger; or (iii) prohibit the ownership or operation by L&P of all or a significant portion of the assets, business or properties of L&P's existing aluminum operations.

          5B.6   EMPLOYMENT AGREEMENTS.  L&P shall have tendered to the persons listed on Schedule 5A.5B executed employment agreements substantially in the form set out in the writing provided for in Section 5A.5.

          5B.7   BONUS PLAN.  L&P shall have tendered to the Company an Amended and Restated Employee Incentive Compensation Plan in the form set out in the writing provided for in Section 5A.5 executed by L&P.

          The Company and Pace may waive any condition specified in this Section 5B if they execute a writing so stating at or prior to the Closing.

          6.  MUTUAL CONDITIONS PRECEDENT TO PERFORMANCE

          The obligations of each party to this Agreement are subject to the satisfaction or waiver on or before the Closing of all the following conditions:

          6.1 COVENANTS. Each party and the Shareholders shall have performed in all material respects all of their obligations and agreements and complied in all material respects with all of their covenants and conditions of this Agreement and the other agreements contemplated hereby. (Notwithstanding the foregoing, no party may rely on its own breach (or a breach by one or more of its Affiliates or Shareholder) as a failure of condition precedent.)

          6.2 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered or deliverable under this Agreement shall be satisfactory in all reasonable respects to counsel for each party.

          6.3 LISTING OF L&P SHARES. The L&P Shares shall have been approved for listing on the New York and Pacific Stock Exchanges, subject to notice of issuance.

          6.4 APPROVALS. The requirements of the HSR Act, including any applicable filing and waiting period requirements (as extended), relating to the transactions contemplated hereby, and all related government approvals, shall have been satisfied and obtained.

                                  7.  CLOSING

          7.1 CLOSING DATE AND PLACE. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as reasonably practicable but in any event within five (5) business days after satisfaction of the parties conditions precedent to the obligations in Sections 5A, 5B and 6. The day of Closing is called the "Closing Date." The Closing shall be held at a location that is mutually acceptable to the parties. The Closing shall not be deemed to have occurred until all deliveries and actions necessary to satisfy all conditions and complete the Closing have occurred, including without limitation L&P receiving confirmation that the Merger is effective under the General Corporation Law of the State of Delaware.

          7.2 TERMINATION. This Agreement may be terminated by the parties and the Merger abandoned at any time prior to the effectiveness of the Merger under the General Corporation Law of Delaware, as follows:

          (a) By mutual agreement of the parties, whether before or after the date or dates on which Company shareholder action is taken under the General Corporation Law of the State of Delaware in respect of approval of this Agreement and the transactions contemplated hereby;

          (b) By either the Company or L&P, upon written notice to all other parties to this Agreement, at any time after July 31, 1996 if the Closing Date shall not have occurred by July 31, 1996; provided, however, that the right to terminate this Agreement under this paragraph (b) shall not be available to any party which has intentionally breached this Agreement or whose failure to comply with its covenants and agreements set forth in this Agreement shall have been the primary cause of the Closing not occurring by July 31, 1996;

          (c) Upon termination pursuant to this Section 7.2, no party hereto shall have any liability as a result of such termination.

                              8.   MISCELLANEOUS

          8.1 GOVERNING LAW. This Agreement shall be governed by Delaware law.

          8.2 EXHIBITS AND SCHEDULES. Each Exhibit (including, but not limited to, Exhibits 1.1, 1.2, 3.2A, 3.2B, 5A.2, 5B.4, 8.2 and 8.10A) and
Schedule referred to herein is incorporated into this Agreement. Such Exhibits and Schedules need not be physically attached hereto if they are appropriately identified as such on their face.

          8.3 ENTIRE AGREEMENT; CONSTRUCTION. This Agreement (including all agreements and other documents referenced herein) constitutes the entire agreement among the parties and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof. This Agreement may be amended only by a writing signed by the parties hereto. The parties agree that all parties participated in the preparation and negotiation of this Agreement and the agreements contemplated hereby and that neither this Agreement nor any of the agreements contemplated hereby shall be construed against any party by virtue of the fact that any party prepared or drafted such Agreements.

          8.4 COUNTERPARTS; TELECOPIER. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by telecopier shall be fully binding.

          8.5 EXPENSES. L&P shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby. The Company and Pace will pay all third party fees and expenses incurred by them relating to the Merger (including all fees and expenses relating to the negotiation and preparation of the letter of intent, this Agreement and exhibits and schedules thereto, due diligence, changes in executive compensation and the Closing, but excluding all fees and expenses relating to lien releases, lender charges, prepayments penalties, if any, etc. relating to the Company, Pace and its Subsidiaries loan and debt agreements) up to a maximum of $500,000 in the aggregate. The Shareholders of the Company will pay all third party fees and expenses of the Company and Pace relating to the Merger (including without limitation those fees and expenses referenced above) in excess of an aggregate of $500,000.

          8.6 PUBLIC ANNOUNCEMENTS. Promptly after the date hereof, the parties contemplate making an announcement of the Merger. The announcement will be in a form satisfactory to the parties. The Company and its Subsidiaries will assist and cooperate with, and will cause their directors, officers and employees to assist and cooperate with, L&P regarding such announcement as the parties may from time to time agree. Except for such announcement, no public announcements of the Merger and the other transactions contemplated hereby before the Closing shall be made by the parties without the prior written consent of the parties, except as required by law.

          8.7 CONFIDENTIALITY AGREEMENTS. Effective as of the Closing, L&P's obligation to the Company and the Shareholders under confidentiality and similar agreements (including without limitation the letter agreement dated November 28, 1994) shall terminate. If the Merger and the other transactions contemplated hereby are not closed for any reason the provisions of the confidentiality agreement dated November 28, 1994 shall automatically be extended for two years after any termination of this Agreement.

          8.8 NOTICES. Notices hereunder shall be in writing and served by mail, express overnight delivery, telecopier or other electronic transmission. Notices to L&P and L&P Sub shall be addressed to: No. 1 Leggett Road, Carthage, Missouri 64836, Attention - Robert A. Jefferies, Jr., Senior Vice President (Fax 417-358-8449), with a copy to the L&P Legal Department at the same address (Fax 417-358-8449). Notices to the Company and Pace shall be addressed to: Bob L. Gaddy, Chairman and Chief Executive Officer, Pace Industries, Inc., P.O. Box 309, Fayetteville, AR 72702 (Fax 501-443-7058), with a copy to Gordon Y. Allison, at the same address and facsimile number.

          8.9 BROKER'S FEES. Each party represents to the other that there are no finder's, broker's, agent's or similar fees or expenses due relating to the Merger or any of the transactions contemplated hereby. Each party hereby agrees to indemnify one another against any liability, cost or expense incurred by reason of any finder's, broker's, agent's or similar fees or expenses alleged to be payable because of any act, omission or statement of the indemnifying party.

          8.10 OTHER AGREEMENTS. The Shareholders and L&P have entered into letter agreements in the form previously submitted to Shareholders. L&P and the Company are also concurrently delivering a Reciprocal Tax, Pooling and Private Offering Exemption Letter in the form of Exhibit 8.10A. Those persons listed on
Schedule 5A.12 are delivering letters to L&P whereby they agree to execute at closing the agreements attached to Schedule 5A.12. This Agreement shall not be deemed to be executed and delivered until (i) the Reciprocal Tax, Pooling and Private Offering Exemption Letter and (ii) the letter agreements contemplated by
Section 5.A.12 have been executed and delivered.

          8.11 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the parties in this Agreement are true on the date hereof and none of such representation and warranties shall survive the date hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


LEGGETT & PLATT, INCORPORATED                 PACE HOLDINGS, INC.

By:   /s/ Robert A. Jefferies, Jr.            By:  /s/ Bob L. Gaddy
__________________________________            __________________________________
      Senior Vice President                        Chairman & CEO


L&P ACQUISITION COMPANY - 7                   PACE INDUSTRIES, INC.

By:   /s/ Robert A. Jefferies, Jr.            By:  /s/ Bob L. Gaddy
__________________________________            __________________________________
      Senior Vice President                        Chairman & CEO

                                SCHEDULES

          2.1A      Subsidiaries, Affiliates
          2.1B      Capital Stock
          2.1C      Ownership of Company and Subsidiary Shares
          2.4       Company Financial Statements
          2.4A      Outstanding Debt with Prepayment Penalties
          2.5       Material Changes
          2.6       Exceptions to Tax Representations
          2.7       Contracts
          2.12      Real Property
          2.13      Title to and Condition of Assets
          2.14      Customers and Suppliers
          2.15      Employees
          2.16      Employee Benefit Plans
          2.17      Compliance with Laws
          2.18      Consents
          2.19      Litigation
          2.21      Environmental Matters
          2.22      Product Liability
          2.23      Reacquisition of Company Shares
          2.25      Related Party Transactions
          3.4       Absence of Certain Events
          5A.5B     Persons Required to sign Employment Agreements
          5A.12     Persons to Execute Other Agreements
          6.4       Required Consents and Approvals

                                    EXHIBITS
                                    ========


               1.1       Plan of Merger
               1.2       Adjustment and Allocation of Merger Consideration
               3.2A      Affiliate Restrictive Legend
               3.2B      Non-Affiliate Restrictive Legend
               5A.2      Opinion of Counsel
               5B.4      Opinion of Counsel
               8.10A     Reciprocal Tax, Pooling and Private Exemption Letter

                                AMENDMENT NO. 1
                                      TO
                             THE MERGER AGREEMENT

     This Amendment No. 1 to the Merger Agreement (this "Amendment No. 1") is entered into as of May 10, 1996 by and among Leggett & Platt, Incorporated a Missouri corporation ("L&P"), L&P Acquisition Company-7, a Delaware corporation and wholly-owned subsidiary of L&P ("L&P Sub"), Pace Holdings, Inc., a Delaware corporation (the "Company") and Pace Industries, Inc., an Arkansas corporation and wholly-owned subsidiary of the Company ("Pace").

     WHEREAS, L&P, L&P Sub, the company and Pace as of April 11, 1996 entered into that certain Merger Agreement (the "Agreement") pursuant to which they agreed that, at the Effective Time (as defined in the Plan of Merger), L&P Sub would be merged with and into the Company pursuant to and in accordance with the Agreement and the Delaware General Corporation Law in a transaction in which the Company would be the surviving corporation and all outstanding shares of the Company's common stock would be converted into shares of L&P's common stock, as provided in the Agreement; and

     WHEREAS, the parties, being duly authorized hereunto by their respective Boards of Directors, desire to enter into this Agreement No. 1, to reflect the foregoing, and for other purposes as hereinafter set forth; and

     WHEREAS, all of the shareholders of the Company have approved this Amendment in an Agreement Among Shareholders;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Amendment No. 1 L&P, L&P Sub, the Company and Pace agree as follows:

     1.Section 8.5. The last two (2) sentences of Section 8.5 of the Agreement are modified in their entirety to read as follows:

     "The Company and Pace will pay all third party fees and expenses incurred by them relating to the Merger, the transactions contemplated thereby and certain debt charges relating to Company notes as of the Closing Date to the extent such fees and expenses exceed $500,000 in total (such fees and expenses shall include all fees and expenses relating to the negotiation and preparation of the letter of intent relating to the Merger, the Merger Agreement, due diligence, changes in executive compensation and the Closing, but shall exclude all fees and expenses relating to lien releases, lender charges, prepayment penalties, if any, etc. relating to the Company's, Pace's and its Subsidiaries' bank loan agreements. Each Shareholder of the Company will pay such Shareholder's pro rata portion of the third party fees and expenses referenced in the preceding sentence based on such Shareholder's equity interest in the Company as of the Closing Date (including all Company Shares issuable upon exercise of options granted under the Company's Amendment and Restated Employee Stock Option Plan)."

     2. All Other Provisions of Agreement Unaffected. Except as expressly amended by this Amendment No. 1 each and all of the provisions of the Agreement shall remain unaffected by this Amendment No. 1, and shall continue unabated and in full force and effect without any diminution, modification, amendment or restriction whatsoever.

     3. Board Approval. Each of L&P, L&P Sub, the Company and Pace represents and warrants to the other that its execution, delivery and performance of this Amendment No. 1 has been duly authorized by its Board of Directors.

     4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which will constitute an original document, and all of which, together, will constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have caused this Amendment No.1 to the Merger Agreement to be executed and delivered to one another on and as of the date first written above.


                                    LEGGETT & PLATT, INCORPORATED

                                    By: /s/ Robert A. Jefferies, Jr.
                                        ---------------------------------------
                                        Senior Vice President

                                    L&P ACQUISITION COMPANY - 7

                                    By: /s/ Ernest C. Jett
                                        ---------------------------------------
                                        Vice President

                                    PACE HOLDINGS, INC.

                                    By: /s/ J. Scott Bull
                                        ---------------------------------------
                                        President

                                    PACE INDUSTRIES, INC.

                                    By: /s/ J. Scott Bull
                                        ---------------------------------------
                                        President